Exhibit 99.1

PRESS RELEASE

BUSINESS AND FINANCIAL EDITORS	WILLIAM J. OWEN
FOR IMMEDIATE RELEASE	Senior Vice President,
Investor Relations
818-676-3936

ZENITH DECLARES QUARTERLY AND EXTRA DIVIDEND

TOTALING $0.90

WOODLAND HILLS, CALIFORNIA, December 3, 2009  ..  .  .  ..  .  .  ..  .  .  ..  .  .  ..  .  .  ..  .  .  . The Board of Directors of Zenith National Insurance Corp. (NYSE:ZNT) today declared a regular quarterly cash dividend of $0.50 per share on its outstanding shares of common stock.  In addition, the Board of Directors declared an extra dividend of $0.40 per share on its outstanding shares of common stock.  The regular dividend of $0.50 per share will be payable February 12, 2010 to stockholders of record at the close of business on January 29, 2010.  The extra dividend of $0.40 per share will be payable December 29, 2009 to stockholders of record at the close of business on December 15, 2009.

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